(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Variable Portfolios, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the ING Australia Index Portfolio, a series of Variable Portfolios, Inc.

/s/ KPMG LLP

Boston, Massachusetts

February 22, 2011